Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS
Zeeland, Michigan, October 22, 2014 - Gentex Corporation, the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the third quarter ended September 30, 2014.
For the third quarter of 2014, the Company reported net sales of $350.9 million, which were up 22% compared to net sales of $288.6 million for the third quarter of 2013.
The gross profit margin increased on a quarter-over-quarter basis to 39.5% in the third quarter of 2014 compared with a gross profit margin of 36.7% in the third quarter of 2013. The improvement in the gross profit margin is due to the impact of the HomeLink® acquisition, improvements in product mix, and purchasing cost reductions, which were partially offset by annual customer price reductions.
Net income for the third quarter of 2014 increased 30% to $72.3 million, compared with net income of $55.5 million in the third quarter of 2013.
Earnings per diluted share in the third quarter of 2014 increased 29% or $0.11 to $0.49, compared with earnings per diluted share of $0.38 in the third quarter of 2013. During the third quarter of 2014, the Company benefited from incremental research and development tax credits for calendar year 2013 in the amount of $1.8 million. As a result, the effective tax rate in the third quarter of 2014 decreased to 30.4% (from 31.5% in the third quarter of 2013) and the incremental impact to earnings per diluted share for the quarter was approximately $0.01.
Automotive electrochromic mirror unit shipments in the third quarter of 2014 increased 10% compared with the third quarter of 2013, primarily due to increased unit shipments of both the Company's interior and exterior auto-dimming rearview mirrors in all of the Company's primary markets. As a result, automotive net sales in the third quarter of 2014 were $341.8 million, up 22% compared with automotive net sales of $280.9 million in the third quarter of 2013.

Exhibit 99.1

Other net sales, which include dimmable aircraft windows and fire protection products, were $9.1 million in the third quarter of 2014, up 19% compared with $7.7 million in the third quarter of 2013.
”We continue to demonstrate double digit unit and revenue growth thanks to the performance of our SmartBeam and driver assist camera systems, the addition of the HomeLink acquisition, and the continued penetration of our inside and outside electrochromic mirrors,” said Gentex Chairman of the Board and Chief Executive Officer, Fred Bauer, “which, in this relatively flat, worldwide, light-vehicle production environment, represents solid performance and the goal of our many growth initiatives.”
Other Items
In May 2014 the Company increased its quarterly dividend based on the significant improvements in the Company's operating results.  The goal of the Company is to return value to the shareholders and historically the dividend has been a significant part of this value and has moved in line with the Company’s increase in earnings.   The major focus of shareholder value is based on growth in our core business including last year’s acquisition of HomeLink and funding R&D in new technologies that will help drive growth over the next several years.  Additionally, the Company repurchased 351,565 shares of its common stock during the third quarter of 2014, totaling approximately $10,000,000 at an average price of $28.44 per share. The Company may, in the future, repurchase additional shares of its common stock, depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Future Estimates
The Company’s forecasts for light vehicle production for each of the following periods in 2014 compared with the same periods in 2013 are based on the IHS Automotive October, 2014, forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive's October light vehicle production forecast)
(in Millions)
Region	4th Quarter 2014	4th Quarter 2013	% Change	Calendar Year 2014	Calendar Year 2013	% Change
North America	4.19	4.02	4%	17.0	16.2	5%
Europe	4.91	4.96	(1)%	20.0	19.5	3%
Japan and Korea	3.32	3.62	(8)%	13.6	13.5	1%
Total Light Vehicle Production	12.42	12.60	(1)%	50.6	49.2	3%

Exhibit 99.1

Despite the October 2014 IHS production forecast, which is estimating a 1% decline in quarter-over quarter light vehicle production, the Company estimates that net sales in the fourth quarter of 2014 will increase approximately 10 - 15% compared to the fourth quarter of 2013, and estimates the gross profit margin in the fourth quarter of 2014 will be approximately 39.5 - 40%.
The Company also estimates that E, R&D and S, G&A expense for the fourth quarter of 2014 will increase 5 - 10% compared with the fourth quarter of 2013.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business; integration of the newly acquired HomeLink business operations; retention of the newly acquired customers of the HomeLink business; and expansion of product offerings including those incorporating HomeLink

Exhibit 99.1

technology. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Third Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today, October 22, 2014. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the lower left corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months ended September 30,
	2014	2013	% Change	2014	2013	% Change
North American Interior Mirrors	2,054	1,867	10%	6,148	5,897	4%
North American Exterior Mirrors	627	563	11%	1,792	1,631	10%
Total North American Mirror Units	2,681	2,430	10%	7,939	7,528	5%
International Interior Mirrors	3,206	2,972	8%	9,778	8,507	15%
International Exterior Mirrors	1,347	1,202	12%	4,022	3,493	15%
Total International Mirror Units	4,553	4,174	9%	13,800	12,000	15%
Total Interior Mirrors	5,259	4,839	9%	15,926	14,404	11%
Total Exterior Mirrors	1,974	1,765	12%	5,813	5,124	13%
Total Auto-Dimming Mirror Units	7,233	6,604	10%	21,739	19,528	11%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited) Three Months Ended September 30,			(unaudited) Nine Months ended September 30,
	2014	2013		2014	2013
Net Sales	$350,913,912	$288,621,626		$1,025,090,220	$845,094,493
Cost of Goods Sold	212,288,220	182,659,141		620,873,493	543,055,886
Gross profit	138,625,692	105,962,485		404,216,727	302,038,607

Engineering, Research & Development	21,671,940	19,106,682		62,395,241	56,654,440
Selling, General & Administrative	13,747,925	13,199,557		41,602,675	36,278,011
Income from operations	103,205,827	73,656,246		300,218,811	209,106,156
Other Income	786,780	7,387,008	—	11,087,889	14,819,949
Income before Income Taxes	103,992,607	81,043,254		311,306,700	223,926,105
Provision for Income Taxes	31,655,724	25,522,293		93,677,000	70,877,180
Net Income	$72,336,883	$55,520,961		$217,629,700	$153,048,925

Earnings Per Share
Basic	$0.50	$0.39		$1.50	$1.07
Diluted	$0.49	$0.38		$1.49	$1.06
Weighted Average Shares
Basic	145,484,717	143,697,760		145,191,648	143,160,402
Diluted	146,437,976	144,518,900		146,459,026	143,816,041

Cash Dividends Declared per Share	$0.16	$0.14		$0.46	$0.42

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited) September 30, 2014	December 31, 2013
ASSETS
Cash and Short Term Investments	$433,486,715	$309,591,724
Other Current Assets	366,493,071	291,594,518
Total Current Assets	799,979,786	601,186,242

Plant and Equipment - Net	363,385,115	357,021,225

Goodwill	307,365,845	307,365,845
Long-Term Investments	104,108,686	107,005,522
Intangible Assets	351,700,000	366,175,000
Patents and Other Assets	23,892,960	25,334,600
Total Other Assets	787,067,491	805,880,967

Total Assets	$1,950,432,392	$1,764,088,434

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$143,113,179	$119,980,414
Long-Term Debt	260,000,000	265,625,000
Deferred Income Taxes	49,804,142	50,879,337
Shareholders' Investment	1,497,515,071	1,327,603,683
Total Liabilities & Shareholders' Investment	$1,950,432,392	$1,764,088,434